Exhibit 99.2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, no par value, of Bank of Marin Bancorp, a California corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: April 6, 2022

/s/ Riley Gardner
Riley Gardner

/s/ Shawn Devlin
Shawn Devlin